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        Project Royal Synergies Quantification Analysis

Enclosed  please  find  our  initial  impressions  of  the  study purported to calculate the synergies related to a Western Resources (WR) Kansas City Power and Light (KCPL) merger. Our analysis is preliminary and is based entirely on our initial examination of the "Project Royal Synergies Quantification" report. We have not performed a conclusive review of that report nor have we performed any review of the underlying work papers and supporting documentation.

Our preliminary examination of the Western Resources synergy report resulted in the identification of three areas of concern: flawed methodology, invalid assumptions, and the use of incorrect data. We believe that these concerns significantly undermine the credibility of the $1 billion synergy number presented in that study. The following paragraphs highlight our concerns in each of the three areas.

Flawed Methodology

The following paragraphs discuss two areas of synergies in which we believe the methodologies employed by WR are flawed: labor savings and procurement savings.

Labor Savings--Analysis of the quantification of labor synergies resulting from a WR/KCPL merger identified several weaknesses: the use of announcement vs. process/function analyses or achievement based data, the assumption of leading practices inherent in the announcement information data base, the variability of the data included in the announcement information database, and the employment of FTE reduction benchmarks that significantly exceeded the averages included in the announcement information database.

WR determines labor reductions using benchmarks derived from previous utility merger announcements. Reviewing previously announced synergies, WR identifies percentage reductions for each of the utility processes reviewed. Those individual function percentages are averaged and the means are then adjusted to reflect the unique characteristics of the specific merger. These percentages are applied to the FTEs in each process of the combined company to estimate total company FTE reductions. Ernst & Young believes this methodology has several flaws.

Announcement Data--We believe that the use of announcement data is
inferior   to  process/function  analysis  or  to  the   use   of
achievement based data. Announcement data is a forecast of the synergies that the two parties hope to achieve as a result of the
merger.   In  the  WR/KCPL analysis, we believe the  announcement
data has been strongly influenced by prior announcement data rather than either management estimates or process/function analysis. Consequently, the WR methodology for quantifying labor reductions is a "best guess" based upon other "best guesses", which again are based upon prior "best guesses". Because these estimates do not appear to be based upon results actually achieved in prior mergers nor are they based on reductions identified through functional/process analysis, this methodology appears to have no analytical basis.

Leading Practices and Ongoing Initiatives--Assuming that announcement data benchmarks are acceptable, as implied by WR's reference to the KPL/KGE merger as support for some of their analyses, we believe that these benchmarks include the value of best practices. To the extent that the WR benchmarks may be based on the results of previous mergers, they necessarily include the effect of both the application of leading practices and ongoing cost reduction or revenue enhancement initiatives. For example, in the consummation of the KPL/KGE merger, management of the merged company would employ best practices and leading edge technology in combining the two companies. Moreover, it could also be expected that a competent management group would continue with initiatives that were under way at the time of the merger. The effect to these two efforts, which in some cases could be significant relative to the savings identified from the merger, would be to achieve savings at a pace well ahead of the timeline identified in the synergies study. This results from the fact that these efforts should have been excluded for the synergies analyis and therefore is additive to the merger savings. Consequently, simply achieving synergies identified prior to the merger could only mean two things: the synergies study overstates synergies by including such things as ongoing initiatives or that secondly, management made no positive contribution to competitiveness of the organization during that timetable, but for the merger. Excepting incompetent management, the benchmarks employed by WR would tend to overstate synergies.

Data Variability--The third issue relative to the WR labor quantification is that the benchmarks employed are developed from nine data points (previous transactions) which have deviations around the functional means of over three times the means
themselves.   These  deviations imply that the  means  themselves
have little statistical relevance in predicting FTE reductions related to individual functions. Moreover, these deviations point up the uniqueness of each merger and the problems inherent in employing such statistics to forecast future merger-related FTE reductions.

FTE Reductions in Excess of Functional Means--The final labor savings issue is that in calculating individual functional process FTE reductions, WR employed an average of over 120% of the announcement database mean in calculating FTE reductions. Using this multiple overstates synergies relative to what the database average would imply.

In summary, our preliminary examination indicates that labor savings are derived from benchmarks that are based upon irrelevant data (announcement data), that inherently include leading practices and ongoing initiatives, that have significant statistical problems at the functional level, and that are calculated based upon statistics that are far in excess of the means of the benchmarks of the individual functions.

Procurement Savings--Analysis of procurement synergies developed by WR indicates three potential areas of concern: overstatement of the types of materials on which supplier leverage can be achieved, overstatement of the volume of materials on which leveraged discounts can be obtained in the types of materials identified above, and finally the overstatement of the value of the discounts available resulting from increased supplier leverage.

Generation Materials--It appears that the WR synergies study calculates material and contract service savings by simply assuming a 5% discount on all purchases of the merger parties. An analysis of KCPL and UtiliCorp generation materials indicated that the standardization required to achieve significant discounts from increased volume was not possible in the short term and speculative in the long term. Our analysis indicates that an assumption of any discount on all material purchases overstates the synergies of the two merging parties.

Small Volume Items--As stated above, it appears that WR has included all purchases in its calculation of supplier leverage discounts. Again, our study found that a significant portion of items were unique to the merging parties or were purchased in such small volumes that significant additional discounts could not be obtained from the combination of purchases. To the extent that purchases of the two merging parties in the WR study include small volume or unique items, the WR synergies are overstated.

Leverage Discounts--As discussed above, it appears that the WR study calculated procurement synergies by multiplying all purchases by 5%. As indicated above, our study indicates that the universe of materials that should be included in the calculation of the procurement synergy is significantly less than all purchases. In addition, we found, based upon a limited vendor survey, that the mean discount that could be obtained for transmission and distribution materials was well below the 5% assumed by WR. This overstated discount rate results in the overstatement of the value of the WR procurement synergy and compounds the overstatements described above.

In summary, the procurement savings synergies reported by WR appear to be overstated because the universe of materials upon which they calculate savings is too large and because the discount rate applied to the overstated volume is also too large.

Invalid Assumptions

In developing WR/KCPL synergies, Ernst & Young found what we believe to be several questionable assumptions: the inclusion of skills, technology and philosophy transfers, the assumption that all but some IT synergies are achieved on January 1, 1998, the assumption of aggressive benefits multiples and escalations, and a short depreciable life of the proposed avoided information technology systems.

Skills, Technology and Philosophy Transfers--In calculating WR/KCPL synergies, WR has stated that they have included skills, technology and philosophy transfers. While specific examples of these transfers are not identified in the report, the implication is that pure merger synergies, those that result simply from the merging of existing processes and functions, have been leveraged by the adoption of leading or better practices, technology, or philosophy transfers that could otherwise be purchased by either of the merging parties. Because efficiency enablers such as philosophy transfers could be purchased, and do not arise simply as a result of merging functions or processes, only the avoided cost of these items should be included as a synergy. For example, if one party has an existing CIS that will increase the productivity of its merger partner, we believe that labor savings benefits related to that CIS should be included as a synergy, only in the case where those savings are less than the avoided cost of constructing, implementing and maintaining the avoided system. Similarly, the adoption of better or leading practices by NewCo, brought to the merger by either of the parties, should be valued not by the efficiency gains achieved by the party without that practice, but at the cost that party would have had to pay to acquire that knowledge. This same philosophy should apply to all skills, technology or philosophy transfers, as valuing synergies in excess of purchase price results in a distortion of the nature of the synergies and an overstatement of their value.

Synergies Achieved by January 1, 1998--The WR study assumes that all synergies will be achieved by January 1, 1998. We do not believe that this timetable is realistic, particularly in light of the proposed reductions of 531 FTEs. Further, we do not believe that 531 FTEs can be eliminated on January 1, 1998 without involuntary separations. It is our belilef that the growth potential related to this combination will not support a scenario where these reductions could be achieved through avoided hires by January 1, 1998. We also do not believe that an attrition rate of 1% can support a reduction of 531 employees by that date. Finally, it may be possible that WR could introduce such draconian measures as to make employment by the proposed NewCo so unpalatable to existing employees that they leave, but we believe this is still a stretch in this time frame. In any case, the employment of such measures would effectively constitute a involuntary separation. In summary, we believe the savings identified by WR associated with labor reductions is significantly overstated, not only because these reductions are calculated employing a flawed methodology, but also because the savings are assumed to be generated, but for information technology, immediately.

Aggressive Benefits Multiples and Escalation Rates--The WR study includes what we believe to be generous benefits multiples and aggressive escalation assumptions. In calculating benefits, WR assumed  a  34%  benefit rate for KCPL when  in  fact,  based  on information from KCPL, the rate is about 26%. Secondly, WR assumes that salaries and benefits will escalate at an average rate of 4.3% for the next ten years. We believe 3.5% to be a more realistic rate. The result of aggressive benefits and escalation assumptions is to overstate labor synergies.

Short  Depreciable  Lives--The  WR study  appears  to  assume the
replacement of avoided information systems every five years.   We
believe that, on average, these systems are not replaced five years subsequent to their implementation, but rather over a 7-10 year period. Our study assumed the replacement of all systems only once during the ten-year period. The effect of using a five-year useful life in calculating synergies is to include system construction costs, and related capitalization costs, twice within the ten-year period.

Incorrect Data

The third area of concern relates to the incorrect data used by WR to support the calculation of synergies for the WR/KCPL merger. Examples of incorrect data include CIS development costs, transaction costs, data center costs and FTE information.

CIS Development Costs--In developing information technology synergies, WR significantly overstated the KCPL CIS implementation costs. This overstatement was identified by the review of the KCPL budget. Because the value of the synergy was calculated based upon an assumed avoided KCPL cost to construct the CIS, this synergy is overstated by the difference between the WR assumption and actual budgeted cost, increased by the capitalization factor.

Transaction Costs--The WR study did not include $88 million of transaction costs identified by WR as required to consummate the deal. The nominal value of the synergies is simply overstated by that value.

Data Center Costs--In performing an analysis of KCPL data center costs, WR overstated the cost of KCPL data center operations. The data center synergy is calculated based upon the adoption of KCPL cost structure, which, as identified by Western Resources, was significantly lower. Because the cost of the KCPL data center is overstated, the related synergy is overstated.

FTE Information--In calculating FTE reductions, WR has overestimated the number of actual FTEs employed by KCPL. This overstated FTE number was then allocated among the relevant KCPL processes to provide the basis for calculating process by process FTE reductions. Process specific FTE reductions then were then calculated by multiplying the number of FTEs in each process by a percentage established based on previous merger announcement data. (See Methodology Flaws.) While the allocation scheme to distribute FTEs among those processes is not identified in the report, it is clear that the total KCPL FTEs tie to the sum of the FTEs identified in each process. Consequently, we believe the number of FTEs identified as reductions in each process are overstated in proportion to the overstatement identified by the analysis of total KCPL FTEs.